Exhibit 107
Calculation of Filing Fee Table
(1)
424(b)(5)
(Form Type)
Pfizer Inc.
Pfizer Netherlands International Finance B.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt	2.875% Notes due 2029	457(r)	$840,975,000.00	99.903%	$840,159,254.00	0.0001531	$128,628.38
	Debt	3.250% Notes due 2032	457(r)	$1,121,300,000.00	99.263%	$1,113,036,019.00	0.0001531	$170,405.82
	Debt	3.875% Notes due 2037	457(r)	$840,975,000.00	99.858%	$839,780,816.00	0.0001531	$128,570.44
	Debt	4.250% Notes due 2045	457(r)	$897,040,000.00	99.470%	$892,285,688.00	0.0001531	$136,608.94

	Other	Guarantees of Pfizer Inc.	457(n)	N/A	N/A	N/A	N/A	N/A (3)

Total				$ 3,700,290,000.00		$3,685,261,777.00		$564,213.58

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)
The amount registered, maximum aggregate offering price and registration fee have been calculated by converting the amount registered from Euros to U.S. Dollars based upon the Euro to U.S. Dollar exchange rate as of 9 a.m. (London time) on May 14, 2025 on the Bloomberg page “BFIX” of €1.00/$1.12130.

(3)
Pfizer Inc. will fully and unconditionally guarantee the notes issued by Pfizer Netherlands International Finance B.V. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate filing fee is required for the guarantees.